Exhibit 10.4

AMENDMENT NUMBER SEVEN
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2021 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee of L3Harris (the “Committee”) has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Senior Director, Global Benefits) (the “Head of Global Benefits”);

WHEREAS, L3Harris and certain of its subsidiaries have entered into a Purchase and Sale Agreement with NARDA Holdings, Inc. and NARDA Euro AcquiCo GmbH (“Purchasers”) dated as of August 31, 2021 pursuant to which L3Harris and such subsidiaries are selling to Purchasers the Narda-MITEQ business operated within the Aerospace Products sector of L3Harris’ Aviation Systems segment (such agreement, as it may be amended from time to time, the “Purchase and Sale Agreement”);

WHEREAS, as a result of such sale all “Transferred U.S. Employees” (for all purposes of this Amendment, as such term is defined in the Purchase and Sale Agreement) will cease to participate in the Plan;

WHEREAS, the Purchase and Sale Agreement provides that effective as of the “Closing Date” (for all purposes of this Amendment, as such term is defined in the Purchase and Sale Agreement), each Transferred U.S. Employee shall become fully vested in his or her account balance in the Plan; and

WHEREAS, the Head of Global Benefits desires to amend the Plan to reflect the above-described term of the Purchase and Sale Agreement.

NOW, THEREFORE, BE IT RESOLVED, that Schedule B of the Plan, Special Rules Applying to Divestiture Accounts and Divestiture Participants, is hereby amended, contingent upon the occurrence of the “Closing” (as such term is defined in the Purchase and Sale Agreement) and effective as of the Closing Date, to add a new paragraph at the end thereof as follows:

13.    Divestiture of Narda-MITEQ Business

(a) In General. The Company and certain of its subsidiaries have entered into a Purchase and Sale Agreement with NARDA Holdings, Inc. and NARDA Euro AcquiCo GmbH dated as of August 31, 2021 pursuant to which the Company and such subsidiaries

Exhibit 10.4

will sell the Company’s Narda-MITEQ business operated within the Aerospace Products sector of the Company’s Aviation Systems segment (such agreement, as it may be amended from time to time, the “Narda-MITEQ Purchase and Sale Agreement”).
(b) Vesting. Notwithstanding any other provision in the Plan, effective as of the “Closing Date” (as such term is defined in the Narda-MITEQ Purchase and Sale Agreement), the “Transferred U.S. Employees” (as such term is defined in the Narda-MITEQ Purchase and Sale Agreement) shall be 100% vested in their Accounts under the Plan.
APPROVED by the HEAD OF GLOBAL BENEFITS on this 27th day of September, 2021.

                            /s/ Allison Oncel
Allison Oncel
Senior Director, Global Benefits
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